Exhibit 99.1

ZIM (TM)

ZIM CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE FIRST QUARTER OF FISCAL 2006

OTTAWA, CANADA - AUGUST 11, 2005 - ZIM Corporation (OTCBB: ZIMCF), a leading mobile service provider, aggregator and application developer for the global SMS (Short Message Service) market, today announced its results for the three months ended June 30, 2005. All figures presented are calculated in accordance with generally accepted accounting principles (GAAP) in the United States and presented in US dollars.

Revenue for the quarter ended June 30, 2005 was $2,573,309, a significant increase from $1,478,716 for the three months ended June 30, 2004. ZIM's revenue growth from last year is predominantly a result of increasing the customer base for our aggregator services.

Net loss for the three months ended June 30, 2005 was $196,881, or a basic and diluted loss per share of $0.003. The net loss for the three months ended June 30, 2004 was $992,203, or a basic and diluted loss per share of $0.018. Included in the net loss for the three months ended June 30, 2005 are non-cash expenses relating to stock options granted to EPL shareholders valued using Black Scholes at $240,600. As previously disclosed, options were granted to the EPL shareholders in exchange for a release of any and all prior, current or future claims in connection with the EPL Purchase. ZIM also entered into Consulting Agreements with certain of the EPL Shareholders, pursuant to which they agreed to provide ZIM with technical expertise.

"I am very pleased that ZIM delivered a very strong quarter and made significant progress toward profitability." said Dr. Michael Cowpland, President and CEO of ZIM.

ZIM had cash of $222,730 at June 30, 2005 as compared to $737,888 at March 31, 2005. Subsequent to June 30, 2005, ZIM has arranged for Dr. Cowpland, ZIM's Chief Executive Officer, to provide an unsecured revolving line of credit to ZIM of up to $500,000 CDN and bearing interest at the same rate as charged by the Company's principal banker from time to time.

ABOUT ZIM

ZIM is a leading mobile service provider, aggregator and application developer for the global SMS market. ZIM's products include mobile e-mail and office tools, such as ZIM SMS Chat, and its message delivery services include Bulk SMS, Premium SMS and Location Based Services (LBS). ZIM is also a provider of enterprise-class software and tools for designing, developing and manipulating database systems and applications. Through its two-way SMS expertise and mobile-enabling technologies, ZIM bridges the gap between data and mobility. For more information on ZIM and its customers, partners and products, visit: www.zim.biz.

For more information:

Jennifer North
Chief Financial Officer
ZIM Corporation
Phone: 1 613.727.1397 ext. 121
E-mail: jnorth@zim.biz